STOCK PURCHASE AGREEMENT

                         Dated as of September 7, 2001

                                 by and between

                               GPN Networks, Inc.

                                       and

                             Terra Industries, Inc.



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                            STOCK PURCHASE AGREEMENT

         This is a Stock Purchase Agreement (this "Agreement"), dated as of September 7, 2001, between GPN Networks, Inc., a Delaware corporation, and Terra Industries, Inc., a Nevada corporation ("Buyer").

                                    RECITALS

         Seller owns 100% of the outstanding common stock (the `shares") of Go Now Securities, Inc., a Nevada corporation (the "Company").

         Seller desires to sell to Buyer all of said shares of capital stock. Buyer desires to purchase the Shares from Seller.

         Seller, Buyer and the Company agree as follows:

                                   ARTICLE I
                        The Sale And Purchase Transaction

1.1 Sale and Purchase of Shares. At the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares.

1.2 Purchase Price. The purchase price for the Shares shall be sixty-nine thousand dollars ($69,000) (the "Purchase Price").

1.3 Payment. Buyer shall deliver the Purchase Price in cash, due and payable at the Closing Date.

                                   ARTICLE II
                                     Closing

         2.1 Closing. The parties shall consummate the purchase and sale of the Shares (the "Closing") at September ___, 2001 at 10:00am, local time, on the later of (such later date, the "Closing Date"). The Closing shall occur at the offices of Kirkpatrick & Lockhart, LLP. The Closing may occur at such other date, time and place as Buyer and Seller may agree.

                                  ARTICLE III
                         Representations And Warranties
                                    Of Seller

         Seller represents and warrants to Buyer as follows:

3.1 Authorization; Enforceability. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller, enforceable against it in accordance with its respective terms. Seller has duly and validly authorized this Agreement.


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3.2 Deposits. As of the date hereof, Seller has at least Twenty Four Thousand
Dollars ($24,000) of cash and cash equivalents represented by monies in the Company's money market, NASD and checking accounts.

                                   ARTICLE IV
                     Representations And Warranties Of Buyer

         Buyer represents and warrants to Seller as follows:

4.1 Authorization; Enforceability. This Agreement has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligations of Buyer, enforceable against it in accordance with its respective terms.

4.2 No Violation of Laws or Agreements; Required Authorizations. The execution and delivery of this Agreement and the consummation and compliance with the transactions, terms and conditions of this Agreement by Buyer will not, directly or indirectly (with or without notice or the lapse of time or both): (i) contravene, conflict with or result in a violation of any provision of the governing documents of Buyer or the resolutions adopted by the Board of Directors or shareholders of Buyer; or (ii) violate, or give any person the right to obtain any relief, or exercise any remedy under, any law, rule or regulation to which Buyer is subject, or by which any of its assets may be bound or affected, or give any person the right to challenge any of the transactions contemplated herein. Buyer is not required to make, give or obtain any required authorizations in connection with the execution, delivery or performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated herein.

4.3 Experience. Buyer has experience in evaluating and investing in similar entites and in similar transactions so that Buyer is capable of evaluating the merits and risks of its investment in the Company. Buyer, by reason of Buyer's business or financial experience or the business or financial experience of Buyer's professional advisors has the capacity to protect its own interests in connection with the purchase of the Shares hereunder.

4.4 Investment. Buyer understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Act"). Buyer acknowledges that the Shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration requirement is available.

4.5 Access to Data. Buyer has met with representatives of Seller and thereby has had the opportunity to ask questions of, and receive answers from, said representatives concerning the Company and the terms and conditions of this transaction, as well as to obtain any information requested by Buyer. Any questions raised by Buyer or its representatives concerning the transaction have been answered to the satisfaction of Buyer and its representatives. Buyer's decision to purchase the Shares is based in part on its own evaluation of the risks and merits of the purchase and the Company's business activities.

4.6 Lack of Indemnity. Buyer acknowledges that other than as set forth herein, neither Settler nor any of its officers, directors, employees, shareholders or agents has made any representation or warranty with respect to the Company. Buyer acknowledges that Seller is an inactive entity and that there may be


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liabilities, contingent or otherwise, that Buyer is assuming as a result of the purchase of the Shares. Buyer acknowledges that it is its own and sole responsibility to obtain any regulatory approvals of the transactions set forth herein and that Seller has made no investigation as to whether such approvals may or may not be obtained. Buyer acknowledges that if it fails to obtain any required approvals that it shall have no recourse whatsoever against Seller or any of its officers, directors, employees, shareholders or agents.

4.7 Tax Consequences. Buyer has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Buyer is relying solely on such advisors and not on any statements or representations of Seller or any of its officers, directors, employees, shareholders or agents and understands that Buyer (and not Seller) shall be responsible for Buyer's own tax liability (if any) that may arise as a result of this investment or the transactions contemplated by this Agreement.

                                   ARTICLE V
                                  Miscellaneous

5.1 Costs and Expenses. Each of Buyer and Seller shall pay its respective expenses, brokers" fees and commissions.

5.2 Notices. All notices given or made in connection with this Agreement shall be in writing. Delivery of written notices shall be effective: (i) on the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) on the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested). All deliveries shall be made to the following addresses:

(i)      if to Buyer, to:

                                    Terra Industries, Inc.
                                    P.O. Box 7340
                                    Las Vegas, Nevada 89125-2345
                                    Attn:  President

                                    With required copy to:
                                    Terra Industries, Inc.
                                    C/o 6848 Sunset Blvd. PMB #123
                                    Los Angeles, CA 90028-7008
                                    Attn: President

(ii)     if to Seller, to:

                                    GPN Networks, Inc.
                                    18881 Von Karman, Suite 100
                                    Irvine, California  92612
                                    Attn:  President

                                    with a required copy to:
                                    Kirkpatrick & Lockhart LLP
                                    10100 Santa Monica Blvd., Seventh Floor
                                    Los Angeles, CA 90067
                                    Attn:  Thomas J. Poletti, Esq.


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Any party may change the address to which notice (or copies) to it shall be addressed by giving notice of that change to the other parties in accordance with this Section.

5.3 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any party in the courts of the State of California, County of Los Angeles. Each party consents to the jurisdiction of these courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid in such courts. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

5.4 Consideration; Recitals; Governing Law. The parties acknowledge the mutual receipt and sufficiency of valuable consideration for the formation of the legally binding contract represented by this Agreement.

5.5 Amendment and Waiver; Cumulative Effect. To be effective, any amendment or waiver under this Agreement must be in writing and signed by the party against whom enforcement of the same is sought. Neither the failure of any party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations under this Agreement, nor any custom or practice of the parties at variance with the terms of this Agreement, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter at law, in equity, by statute or otherwise.

5.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement set forth all of the promises, covenants, agreements, conditions and undertakings between the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, among the parties. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies under this Agreement.

5.7 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable legal requirement in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, (i) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (ii) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

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         The parties, each intending to be legally bound by this Agreement, have executed this Agreement as of the first date identified in the first sentence of this Agreement.


                                               GPN Networks, Inc.



                                               By: /s/ Todd Ficeto
                                                  Todd Ficeto
                                                  Title:President


                                               Terra Industries, Inc.



                                               By: /s/ Robert Kreis
                                                   Robert Kreis
                                                   Title: CEO/President

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